DROPCAR
[TBD]

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E90524-TBD

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DROPCAR

The Board of Directors recommends you vote FOR the following proposals:

	Proposal	For	Against	Abstain
1.	*The DropCar Merger Proposal* — to approve the merger of ABC Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of DropCar (the "Merger Sub"), with and into AYRO, Inc., a Delaware corporation ("AYRO"), pursuant to the terms and conditions of the Agreement and Plan of Merger and Reorganization, dated as of December 19, 2019, as it may be amended, by and among DropCar, the Merger Sub and AYRO (the "Merger Agreement"), the Merger Agreement and the transactions contemplated thereby, including the issuance of shares of DropCar's common stock to AYRO equity holders and warrants to purchase DropCar common stock to holders of certain outstanding warrants to purchase AYRO common stock as merger consideration in the merger;	☐	☐	☐
2.	*The Reverse Stock Split Proposal* — to approve an amendment to DropCar's amended and restated certificate of incorporation to effect a reverse stock split with a ratio between 1-for-[•] and 1-for-[•] with respect to the issued and outstanding common stock of the combined company immediately following the merger;	☐	☐	☐
3.	*The Asset Sale Proposal* — to approve the sale of substantially all of the assets of DropCar (the "Asset Sale Transaction") pursuant to the terms and conditions of the Asset Purchase Agreement, dated as of December 19, 2019, as it may be amended (the "Asset Purchase Agreement"), by and among DropCar, DropCar Operating Company, Inc., DC Partners Acquisition, LLC ("DC Partners"), Spencer Richardson and David Newman;	☐	☐	☐
4.	*The DropCar Preferred Conversion Proposal* — to approve an amendment to DropCar's certificate of incorporation to provide for the reduction of the conversion price of the Series H-4 Convertible Preferred Stock to $0.50 per share and the automatic conversion of such shares into DropCar common stock and to authorize, for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of shares of DropCar common stock in connection therewith;	☐	☐	☐
5.	*The A&R Charter Proposal* — to approve the amendment and restatement of DropCar's certificate of incorporation in its entirety;	☐	☐	☐
6.	*The Incentive Plan Proposal* — to approve the 2020 Long-Term Equity Incentive Plan;	☐	☐	☐
7.	*The DropCar Golden Parachute Compensation Proposal* — to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to DropCar's named executive officers in connection with the merger; and	☐	☐	☐
8.	*The Adjournment Proposal* — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit the solicitation of additional proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]   Date   Signature (Joint Owners)   Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

E90525-TBD

DROPCAR
Special Meeting of Shareholders
[TBD]
This proxy is solicited by the Board of Directors

The undersigned shareholder(s) of DropCar hereby appoint(s) [TBD] and [TBD], or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of DropCar that the shareholder(s) is/are entitled to vote at the Special Meeting of Shareholders to be held on [TBD], at [TBD], located at [TBD], and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

Continued and to be signed on reverse side